Exhibit 12

Australian GAAP

(in millions except for ratios)

	Year Ended September 30,
	2004	2003	2002	2001	2000	1999
Computation of ratio of earnings to fixed charges on the basis of Australian GAAP

Earnings:
Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	3,842	3,171	3,192	2,808	2,786	2,224

Add:
Fixed charges excluding interest capitalized	8,929	5,955	5,073	6,469	6,488	5,082

Amortisation of previously capitalized interest	—	—	—	—	—	—

Distributed income of equity investees	38	5	—	11	—	0

Minority interest share of subsidiary losses	6	4	4	3	3	9
Earnings as adjusted	12,815	9,135	8,269	9,291	9,277	7,315

Fixed charges:

Interest expense	8,863	5,904	5,019	6,418	6,440	5,029
Interest capitalized	—	—	—	—	—	—
Amortization of borrowing costs	—	—	—	—	—	—
One third of rental charges	66	51	54	51	48	53
Total fixed charges	8,929	5,955	5,073	6,469	6,488	5,082
Ratios of earnings to fixed charges	1.44	1.53	1.63	1.44	1.43	1.44

Preference Share Dividends	98	102	117	119	102	72
Total fixed charges & Preference Share Dividends	9,027	6,057	5,190	6,588	6,590	5,154
Ratio of Earnings to combined fixed charges and preferred security dividends	1.42	1.51	1.59	1.41	1.41	1.42

Interest on Deposits	5,037	3,502	3,019	3,597	4,082	3,299
Fixed Charges excluding interest on deposits	3,892	2,453	2,054	2,872	2,406	1,783

Ratios of earnings to fixed charges excluding interest on deposits	3.29	3.72	4.03	3.24	3.86	4.10

US GAAP

(in millions except for ratios)

	Year Ended September 30,
	2004	2003	2002	2001	2000	1999

Computation of ratio of earnings to fixed charges on the basis of Australian GAAP

Earnings:
Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	3,920	3,297	3,996	2,702	3,094	2,148

Add:
Fixed charges excluding interest capitalized	8,929	5,955	5,073	6,469	6,488	5,082

Amortisation of previously capitalized interest	—	—	—	—	—	—
Distributed income of equity investees	38	5	—	11	—	—
Minority interest share of subsidiary losses	6	4	4	3	3	9
Earnings as adjusted	12,748	9,155	8,042	9,210	9,582	7,241

Fixed charges:

Interest expense	8,863	5,904	5,019	6,418	6,440	5,029
Interest capitalized	—	—	—	—
Amortization of borrowing costs	—	—	—	—
One third of rental charges	66	51	54	51	48	53
Total fixed charges	8,929	5,955	5,073	6,469	6,488	5,082
Ratios of earnings to fixed charges	1.43	1.54	1.59	1.42	1.48	1.42

Preference Share Dividends	98	102	117	119	102	72
Total fixed charges & Preference Share Dividends	9,027	6,057	5,190	6,588	6,590	5,154
Ratio of Earnings to combined fixed charges and preferred security dividends	1.41	1.51	1.55	1.40	1.45	1.41

Interest on Deposits	5,037	3,502	3,019	3,597	4,082	3,299
Fixed Charges excluding interest on deposits	3,892	2,453	2,054	2,872	2,406	1,783

Ratios of earnings to fixed charges excluding interest on deposits	3.28	3.73	3.92	3.21	3.98	4.06